Exhibit(a)(1)(A)

                          Gabelli Asset Management Inc.

                           OFFER TO PURCHASE FOR CASH

             ALL OPTIONS TO PURCHASE SHARES OF CLASS A COMMON STOCK GRANTED UNDER THE 1999 AND 2002 STOCK AWARD AND INCENTIVE PLANS


                     THE TENDER OFFER AND WITHDRAWAL RIGHTS
                  WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                         ON MONDAY, SEPTEMBER 19, 2005,
                      UNLESS THE TENDER OFFER IS EXTENDED.

         Gabelli Asset Management Inc., a New York corporation, is offering to purchase all outstanding options to purchase shares of its class A common stock, par value $0.001 per share, granted under the 1999 and 2002 Stock Award and Incentive Plans. Gabelli will pay in cash the amount by which $44.34 exceeds the exercise price of each tendered option, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal (which together, as they may be amended and supplemented from time to time, constitute the tender offer). According to our records, the exercise price of all outstanding options is below $44.34 per share.

         THE TENDER OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF OPTIONS BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

         Our common stock issuable upon exercise of the options is listed and traded on the New York Stock Exchange under the trading symbol "GBL". On August 18, 2005, the last trading day before the date of this Offer to Purchase, the last reported sale price of the shares on the NYSE Composite Tape was $42.96. Option holders are urged to obtain current market quotations for our common stock. See Section 7.

         Questions and requests for assistance may be directed to Michael R. Anastasio, Jr., Vice President and Chief Financial Officer, at the address and telephone number set forth on the back cover page of this Offer to Purchase. Requests for additional copies of this Offer to Purchase and the related Letter of Transmittal may also be directed to Mr. Anastasio.

         OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER GABELLI NOR ANY MEMBER OF OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS FOR PURCHASE. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR OPTIONS. IN DOING SO, YOU SHOULD READ CAREFULLY THE INFORMATION IN THIS OFFER TO PURCHASE AND IN THE RELATED LETTER OF TRANSMITTAL, INCLUDING OUR REASONS FOR MAKING THE TENDER OFFER. SEE SECTION 2. OUR EXECUTIVE OFFICERS HAVE ADVISED US THAT IT IS THEIR INTENTION TO TENDER SOME OR ALL OF THEIR OPTIONS IN THE TENDER OFFER.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this offer to purchase. Any representation to the contrary is a criminal offense.

                                 August 19, 2005

                                    IMPORTANT

         By tendering your options for purchase, you are waiving all of your rights with respect to the tendered options.

         If you desire to tender your options for purchase, you must complete and sign the letter of transmittal, or a facsimile thereof, in accordance with the instructions in the letter of transmittal, and mail or otherwise deliver it and any other required documents to us at our address set forth on the back cover of this Offer to Purchase. In lieu of mailing such items, you may hand deliver them to Michael R. Anastasio, Jr., Vice President and Chief Financial Officer, at the address set forth on the back cover page of this Offer to Purchase. In either case, you must deliver the completed letter of transmittal by 5:00 p.m. New York City time, on Monday, September 19, 2005.

         TO TENDER OPTIONS PROPERLY, YOU MUST PROPERLY COMPLETE AND DULY EXECUTE THE RELATED LETTER OF TRANSMITTAL.

         We are not making the tender offer to, and will not accept any tendered options from, eligible holders in any jurisdiction where it would be illegal to do so. However, we may, at our discretion, take any actions necessary for us to make the tender offer to eligible holders in any such jurisdiction.

         WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.


                                TABLE OF CONTENTS
                                -----------------
SECTION                                                                                               PAGE
-------                                                                                               ----
SUMMARY TERM SHEET.......................................................................................4
FORWARD-LOOKING STATEMENTS...............................................................................8
INTRODUCTION.............................................................................................9
THE TENDER OFFER........................................................................................10
         1.       ELIGIBLE OPTIONS; OPTION PURCHASE PRICE...............................................10
         2.       PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS OF THE TENDER OFFER......................10
         3.       PROCEDURE FOR TENDERING OPTIONS.......................................................11
         4.       WITHDRAWAL RIGHTS.....................................................................12
         5.       PURCHASE OF OPTIONS AND PAYMENT OF CASH AMOUNT........................................12
         6.       CONDITIONS OF THE TENDER OFFER........................................................12
         7.       PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS....................................14
         8.       SOURCE AND AMOUNT OF FUNDS............................................................15
         9.       CERTAIN INFORMATION CONCERNING GABELLI................................................15
         10.      INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS
                  AND ARRANGEMENTS CONCERNING THE OPTIONS...............................................17
         11.      CERTAIN LEGAL MATTERS; REGULATORY APPROVALS...........................................17
         12.      FEDERAL INCOME TAX CONSIDERATIONS.....................................................18
         13.      ACCOUNTING TREATMENT OF THE OFFER.....................................................18
         14.      EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT.................................18
         15.      FEES AND EXPENSES.....................................................................19
         16.      MISCELLANEOUS.........................................................................19

                               SUMMARY TERM SHEET

         We are providing this summary term sheet for your convenience. It highlights certain material information in this Offer to Purchase, but you should realize that it does not describe all of the details of the tender offer to the same extent described in this Offer to Purchase. We urge you to read the entire Offer to Purchase and the related Letter of Transmittal because they contain the full details of the tender offer. We have included references to the Sections of this Offer to Purchase where you will find a more complete discussion.


WHO IS OFFERING TO PURCHASE MY
OPTIONS AND WHAT OPTIONS ARE          Gabelli Asset Management Inc. is offering
ELIGIBLE TO BE TENDERED?              to purchase any and all outstanding
                                      options granted under the 1999 and 2002
                                      Stock Award and Incentive Plans. The 1999 and 2002 Stock Award and Incentive Plans are referred to herein as the "Plans." We refer to stock options granted under the Plans as the "eligible options."

WHAT WILL THE PURCHASE PRICE
FOR THE OPTIONS BE AND WHAT WILL      We will pay in cash the amount by which
BE THE FORM OF PAYMENT?               $44.34 exceeds the exercise price of each
                                      tendered option, promptly after the
                                      expiration of the tender offer for all the options we purchase under the tender offer. See Section 1.

HOW WILL YOU PAY FOR THE
OPTIONS? We expect to fund the purchase of options under the tender offer from available cash. The tender offer is not subject to the receipt of financing. See Section 8.

HOW LONG DO I HAVE TO TENDER
MY OPTIONS?                           You may tender your options until the
                                      tender offer expires. The tender offer
                                      will expire on Monday, September 19, 2005, at 5:00 p.m., New York City time, unless we extend it. See Section 1. We may choose to extend the tender offer for any reason.
                                      We cannot assure you, however, that we
                                      will extend the tender offer or, if we
                                      extend it, for how long. See Section 14.

CAN THE TENDER OFFER BE EXTENDED,
AMENDED OR TERMINATED, AND            We can extend or amend the tender offer in
UNDER WHAT CIRCUMSTANCES?             our sole discretion. If we extend the
                                      tender offer, we will delay the acceptance of any options that have been tendered. We can terminate the tender offer under certain circumstances. See Sections 6 and 14.

HOW WILL I BE NOTIFIED IF
YOU EXTEND THE TENDER OFFER?          We will issue a press release or otherwise
                                      notify all option holders by 9:00 a.m.,
                                      New York City time, on the business day
                                      after the previously scheduled expiration date if we decide to extend the tender offer. See Section 14.

ARE THERE ANY CONDITIONS TO
THE TENDER OFFER?                     Yes. The tender offer is subject to
                                      conditions such as the absence of court
                                      and governmental action prohibiting the
                                      tender offer and changes in general market conditions or our business that is or may be materially adverse to us. See Section
                                      6.

HOW DO I TENDER MY OPTIONS?           To tender your eligible options for
                                      purchase, you must deliver, and we must
                                      receive, a properly completed and duly
                                      executed Letter of Transmittal and any
                                      other documents required by the Letter of Transmittal. We must receive this documentation at the address below, on or prior to 5:00 p.m., New York City time, on Monday, September 19, 2005, unless the offer is extended.

                                      Michael R. Anastasio, Jr.
                                      Vice President and Chief Financial Officer
                                      Gabelli Asset Management Inc.
                                      One Corporate Center, Rye, New York 10580
                                      Telephone: (914) 921-3700
                                      Facsimile:  (914) 921-5117

ONCE I HAVE TENDERED OPTIONS IN
THE TENDER OFFER, CAN I               Yes. You may withdraw any options you have
WITHDRAW MY TENDER?                   tendered at any time before 5:00 p.m., New
                                      York City time, on Monday, September 19,
                                      2005, unless we extend the tender offer, in which case you can withdraw your options until the expiration of the tender offer as extended. If we have not accepted for payment the options you have tendered to us, you may also withdraw your options after 12:00 midnight, New York City time, on Monday, October 17, 2005. See Section
                                      4.

HOW DO I WITHDRAW OPTIONS I
PREVIOUSLY TENDERED?                  You must deliver on a timely basis a
                                      written, telegraphic or facsimile notice of your withdrawal to us at the address appearing on the back cover page of this Offer to Purchase. See Section 4.

WHY IS GABELLI OFFERING TO
PURCHASE MY OPTIONS?                  Our management and board of directors have
                                      had a longstanding policy of repurchasing shares of our common stock as a means of increasing shareholder value. The tender offer represents another mechanism of repurchasing shares of our common stock in an efficient manner. See Section 2.

                                      In addition, because Gabelli currently is not facilitating the cashless exercise of stock options, the tender offer provides a convenient way for you to realize value in respect of your stock options.

HOW WAS THE AMOUNT OF THE
CASH PAYMENT DETERMINED?              To reduce the effect of general market
                                      volatility, our Board has decided that the amount of cash to be paid for each eligible option will be the difference between the average closing price of our common stock on the NYSE Composite Tape during the 20 consecutive trading day period ending on August 18, 2005, and the exercise price of the eligible option.
                                      The average closing price over this period was $44.34

IF I DECIDE NOT TO TENDER, HOW
WILL THE TENDER OFFER AFFECT          If you do not accept the tender offer,
MY OPTIONS?                           then you may continue to exercise your
                                      eligible options at their original
                                      exercise price and according to their
                                      original terms. If your employment with us ends, you generally will be able to exercise your options during a specified limited period after your employment ends.
                                      Your decision not to accept the tender
                                      offer will not affect your eligibility to receive future option grants, which will be made solely in the discretion of the board of directors.

WHEN AND HOW WILL YOU
PAY FOR THE OPTIONS I TENDER?         We will accept options properly tendered
                                      promptly following the expiration date of the tender offer and after such acceptance we will promptly pay you the corresponding cash payment for each option that we accepted. See Section 5.

WHAT IS THE RECENT MARKET PRICE
OF THE COMMON STOCK UNDERLYING        On August 18, 2005, the last trading day
MY OPTIONS?                           before the date of the tender offer, the
                                      last reported sale price of the shares on the NYSE Composite Tape was $42.96.
                                      Option holders are urged to obtain current market quotations for our common stock.

WHAT ARE THE UNITED STATES
FEDERAL INCOME TAX CONSEQUENCES       The option purchase price paid to option
IF I TENDER MY OPTIONS?               holders who tender eligible options will
                                      be taxed as ordinary compensation income of the option holder in the year received.
                                      The option purchase price will be subject to withholding of income and employment taxes. We recommend that you consult with your own tax advisor to determine the tax consequences of accepting the offer. See
                                      Section 12.

HAVE YOU OR YOUR BOARD OF
DIRECTORS ADOPTED A POSITION          Our board of directors has approved the
ON THE TENDER OFFER?                  tender offer. However, neither we nor our
                                      board of directors makes any
                                      recommendation to you as to whether you
                                      should tender or refrain from tendering
                                      your options. You must make your own
                                      decision as to whether to tender your
                                      options. Our executive officers have
                                      advised us that it is their intention to tender some or all of their options in the tender offer. See Section 10.

WHO CAN I TALK TO IF I HAVE
QUESTIONS?                            For additional information or assistance
                                       you may contact:

                                      Michael R. Anastasio, Jr.
                                      Vice President and Chief Financial Officer
                                      Gabelli Asset Management Inc.
                                      One Corporate Center, Rye, New York 10580
                                      Tel: (914) 921-3700

                           FORWARD-LOOKING STATEMENTS

         FORWARD-LOOKING INFORMATION

         This Offer to Purchase, including the Summary Term Sheet, contains statements that are not historical facts and may constitute projections, forecasts or forward-looking statements. Such statements only reflect our best assessment at this time, and may be identified by the use of forward-looking words or phrases such as "anticipate", "believe", "expect", "intend", "may", "planned", "potential", "should", "will" and "would" and other words and terms of similar meaning. Such forward-looking statements are inherently subject to known and unknown risks and uncertainties. Our actual actions or results may differ materially from those expected or anticipated in the forward-looking statements. Specific factors that might cause such a difference, include, but are not limited to:

     - changes in general economic conditions, including the performance of financial markets and interest rates;

     - heightened competition, including with respect to pricing, entry of new competitors and the development of new products by new and existing competitors;

     -    changes in industry trends;

     - regulatory, accounting or tax changes that may affect the cost of, or demand for, our products or services;

     -    downgrades in our ratings;

     -    investor interest in equity investment management services;

     - absolute and relative performance of our products and proprietary investments;

     -    changes in our ability to attract or retain key staff;

     -    changes in government policy or regulation;

     - unforeseen costs or other effects related to legal proceedings or investigations of governmental and self-regulatory organizations; and

     - other risks and uncertainties described from time to time in our filings with the SEC.

         In addition, please refer to our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, which is incorporated by reference herein, for more information on these and other risk factors. Except as required by law, we undertake no obligation to make any revisions to the forward-looking statements contained in this Offer to Purchase or to update them to reflect events or circumstances occurring after the date of this Offer to Purchase.

                                  INTRODUCTION

         Gabelli Asset Management Inc., a New York corporation, hereby offers to purchase all outstanding options to purchase shares of our class A common stock, par value $0.001 per share, granted under the 1999 and 2002 Stock Award and Incentive Plans. We will pay in cash the amount by which $44.34 exceeds the exercise price of each tendered option, upon the terms and subject to the conditions set forth in this Offer to Purchase and the related Letter of Transmittal which, as amended and supplemented from time to time, together constitute the tender offer.

         All options properly tendered before the "expiration date" (as defined in Section 1) and not properly withdrawn will be purchased at the purchase price, on the terms and subject to the conditions of the tender offer. See
Section 1. The purchase price will be paid net to the tendering option holder in cash, without interest, for all options purchased.

         THE TENDER OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF OPTIONS BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

         OUR BOARD OF DIRECTORS HAS APPROVED THE TENDER OFFER. HOWEVER, NEITHER WE NOR OUR BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO YOU AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS. YOU MUST MAKE YOUR OWN DECISION AS TO WHETHER TO TENDER YOUR OPTIONS. OUR EXECUTIVE OFFICERS HAVE ADVISED US THAT IT IS THEIR INTENTION TO TENDER SOME OR ALL OF THEIR OPTIONS IN THE TENDER OFFER.

         The common stock issuable upon exercise of the options is listed and traded on the NYSE under the trading symbol "GBL". On August 18, 2005, the last trading day before the date of this tender offer, the last reported sale price of our shares on the NYSE Composite Tape was $42.96. OPTION HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK. SEE SECTION 7.

         The address of our principal executive office is One Corporate Center, Rye, New York 10580, and our telephone number is (914) 921-3700.

                                THE TENDER OFFER

1. ELIGIBLE OPTIONS; OPTION PURCHASE PRICE.

         Upon the terms and subject to the conditions of the tender offer, we are offering a cash payment per option for all outstanding options granted under the 1999 and 2002 Stock Award and Incentive Plans equal to the amount by which $44.34 exceeds the exercise price of each tendered option, in each case as are properly tendered and not properly withdrawn in accordance with Section 4, before the scheduled expiration date of the tender offer. As of August 1, 2005, we had outstanding options to purchase 752,100 shares of our common stock issued under our 1999 and 2002 Stock Award and Incentive Plans. All holders of these options are eligible to participate. As of the date of this Offer to Purchase, there are approximately 138 employees and directors eligible to participate in this tender offer.

         The term "expiration date" means 5:00 p.m., New York City time, on Monday, September 19, 2005, unless and until we, in our sole discretion, shall have extended the period of time during which the tender offer will remain open, in which event the term "expiration date" shall refer to the latest time and date at which the tender offer, as so extended by us, shall expire. See Section 14 for a description of our right to extend, delay, terminate or amend the tender offer.

         If (1) we increase or decrease the price to be paid for options tendered for purchase and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day (as defined below) from, and including, the date that notice of any such increase or decrease is first published, sent or given in the manner specified in Section 14, we will extend the tender offer until the expiration of such period of ten business days. For the purposes of the tender offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

         THE TENDER OFFER IS NOT CONDITIONED ON THE TENDER OF ANY MINIMUM NUMBER OF OPTIONS BEING TENDERED. THE TENDER OFFER IS, HOWEVER, SUBJECT TO OTHER CONDITIONS. SEE SECTION 6.

         Options properly tendered under the tender offer and not properly withdrawn will be accepted promptly following the expiration date and, after such acceptance, will promptly be purchased at the purchase price.

2. PURPOSE OF THE TENDER OFFER; CERTAIN EFFECTS OF THE TENDER OFFER.

         Purpose of the Tender Offer. Our management and board of directors have had a longstanding policy of repurchasing shares of our common stock as a means of increasing shareholder value. Over the past year, we have repurchased in the open market fewer shares than we wanted to purchase. This tender offer represents another mechanism of repurchasing shares of our common stock in an efficient manner.

         In addition, because we are currently not facilitating the cashless exercise of stock options, the tender offer provides a convenient way for you to realize value in respect of your stock options. The tender offer also allows all option holders to realize value in respect of their option shares without regard to the constraints applicable to purchases or sales of our shares. We view the tender offer as a benefit to both our shareholders and our employees.

         Upon the terms and subject to the conditions of this tender offer, we will cancel all eligible options accepted for payment.

         The purchase price for the options in the tender offer is less than the value of the options when calculated according to standard option pricing models. Accordingly, employees who retain their options may receive more or less value for their options in the future depending on the future price of our Class A common stock. We can give you no assurance as to what the value of our common stock will be in the future or whether your options will be worth more or less than the amount of cash that we will pay you for your eligible option.

         Our board of directors has approved the tender offer. However, neither we nor any member of our board of directors makes any recommendation to you as to whether you should tender or refrain from tendering your options. You must make your own decision as to whether to tender your options and, if so, how many options to tender. Our executive officers have advised us that it is their intention to tender some or all of their options in the tender offer.

         Certain Effects of the Tender Offer. After the completion of the tender offer, we expect to have sufficient cash flow and access to other funding to meet our cash needs for normal operations and anticipated capital expenditures. However, our actual experience may differ from our expectations and there can be no assurance that our action in utilizing a portion of our capital in this manner will not adversely affect our ability to operate profitably or absorb possible losses in future periods or to continue our stock repurchase program. Future events may materially adversely affect our business, expenses or prospects and could affect our available cash or the availability or cost of external financial resources. See "Forward-Looking Statements."

3. PROCEDURE FOR TENDERING OPTIONS.

         Proper Tender of Eligible Options. For options to be tendered properly under the tender offer, a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) and any other documents required by the Letter of Transmittal, must be received before 5:00 p.m., New York City time, on the expiration date at our address set forth on the back cover of this Offer to Purchase. Guaranteed delivery is not an available method of tendering under this tender offer.

         Method of Delivery. THE METHOD OF DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE TENDERING OPTION HOLDER. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

         Notice of Unpurchased Options. If we reject for purchase any tendered options, we will send the holder of such options a decline letter by 5:00 p.m., New York City time, on the business day after the expiration date.

         Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of options will be determined by us, in our sole discretion, and our determination will be final and binding on all parties. We reserve the absolute right to reject any or all tenders of eligible options that we determine are not in proper form or the acceptance for payment of or payment for which we determine may be unlawful. We reserve the absolute right to waive any of the conditions of the tender offer, which waiver shall apply to all properly tendered options. We also reserve the right to waive any defect or irregularity in any tender with respect to any particular option or any particular option holder. Our interpretation of the terms of the tender offer will be final and binding on all parties. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. We will not be liable for failure to waive any condition of the tender offer, or any defect or irregularity in any tender of options. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give any such notification.

         Our Acceptance Constitutes an Agreement. A tender of options under any of the procedures described above will constitute the tendering option holder's acceptance of the terms and conditions of the tender offer. Our acceptance for payment of options tendered under the tender offer will constitute a binding agreement between the tendering option holder and us upon the terms and conditions of the tender offer.

4. WITHDRAWAL RIGHTS.

         Except as otherwise provided in this Section 4, tenders of eligible options pursuant to the tender offer are irrevocable. Options tendered pursuant to the tender offer may be withdrawn at any time before the expiration date and, unless previously accepted for payment by us under the tender offer, may also be withdrawn at any time after 12:00 midnight, New York City time, on Monday, October 17, 2005 .

         For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by us at our address set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the tendering option holder, the grant date, exercise period and total number of eligible option to be withdrawn.

         All questions as to the form and validity (including the time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

         Withdrawals may not be rescinded, and any options properly withdrawn will thereafter be deemed not properly tendered for purposes of the tender offer unless the withdrawn options are properly re-tendered before the expiration date by following the procedure described in Section 3.

5. PURCHASE OF OPTIONS AND PAYMENT OF CASH AMOUNT.

         Upon the terms and subject to the conditions of the tender offer, promptly following the expiration date, we will accept all properly tendered options not withdrawn prior to the expiration date and, after such acceptance, we will promptly send each tendering option holder a letter indicating the number of options that we have accepted for purchase together with the corresponding cash payment.

         Eligible holders will receive the full net cash amount (less applicable withholding taxes), as provided in this Offer to Purchase, for their options that are properly tendered and are accepted for payment. The cash amount payable to an eligible holder, in respect of each tendered option (not withdrawn) will be the amount by which $44.34 exceeds the exercise price of each tendered option, less applicable withholding taxes.

         For purposes of the tender offer, we will be deemed to have accepted for purchase and payment options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the eligible holders of our acceptance for payment of such options, which may be by press release or by receipt of the letter referred to above. Subject to our rights to extend, terminate and amend the tender offer, we currently expect that we will accept promptly after the expiration date all properly tendered eligible options that are not validly withdrawn.

6. CONDITIONS OF THE TENDER OFFER.

         Notwithstanding any other provision of the tender offer, we will not be required to accept for payment, purchase or pay for any options tendered, and may terminate or amend the tender offer or may postpone the acceptance for payment of, or the purchase of and the payment for options tendered, subject to Rule 13e-4(f) under the Securities Exchange Act of 1934, referred to herein as the "Exchange Act," if at any time on or after August 19, 2005 and before the expiration date any of the following events has occurred (or has been reasonably determined by us to have occurred) that, in our reasonable judgment and regardless of the circumstances giving rise to the event or events, makes it inadvisable to proceed with the tender offer or with acceptance for payment:

(a) there shall have been threatened, instituted or pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or any other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly
     (i) challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the consummation of the tender offer, the acquisition of some or all of the eligible options under the tender offer, the purchase by us of eligible options pursuant to the tender offer or otherwise relates in any manner to the tender offer or
     (ii) in our reasonable judgment, could materially and adversely affect the business, condition (financial or other), income, operations or prospects of Gabelli and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of the business of Gabelli or any of its subsidiaries or materially impair the contemplated benefits of the tender offer to us;

(b) there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, invoked, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be applicable to the tender offer or us or any of our subsidiaries, by any court, government or governmental regulatory or administrative authority, agency or tribunal, domestic or foreign, that, in our reasonable judgment, could, directly or indirectly,
     (i) make the acceptance for payment of, or payment for, some or all of the options illegal or otherwise restrict or prohibit completion of the tender offer, (ii) delay or restrict our ability, or render us unable, to accept for payment or pay for some or all of the options, (iii) materially impair the contemplated benefits of the tender offer to us or (iv) materially and adversely affect the business, condition (financial or other), income, operations or prospects of Gabelli and its subsidiaries, taken as a whole, or otherwise materially impair in any way the contemplated future conduct of our or any of our subsidiaries' business;

(c) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any United States national securities exchange or in the over-the-counter market, (ii) the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, whether or not mandatory, (iii) the occurrence, commencement or escalation of a war, armed hostilities or other calamity, whether occurring within or outside the United States, including, but not limited to, an act of terrorism, (iv) any limitation (whether or not mandatory) by any governmental, regulatory or administrative agency or authority on, or any event that, in our reasonable judgment, could affect, the extension of credit by banks or other lending institutions in the United States, (v) any significant decline or increase in the market price of the shares of our common stock, (vi) any change in the general political, market, economic or financial conditions in the United States or abroad that could, in our reasonable judgment, have a material adverse effect on the business, condition (financial or other), income, operations or prospects of Gabelli and its subsidiaries or on the benefits of the tender offer to us, or (vii) in the case of any of the foregoing existing at the time of the commencement of the tender offer, a material acceleration or worsening thereof;

(d) a tender offer or exchange offer for any or all of the options or our common stock (other than this tender offer), or any merger, acquisition, business combination or other similar transaction with or involving us or any of our subsidiaries, shall have been proposed, announced or made by any person or has been publicly disclosed; or

(e) (i) any entity, "group" (as that term is used in Section 13(d)(3) of the Exchange Act) or person shall have acquired or proposed to acquire beneficial ownership of (A) more than 5% of the outstanding shares of either class of our common stock or (B) shares of our common stock representing 5% or more of the combined voting power of our common stock or of the voting power of either class of our common stock, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than and to the extent disclosed in a Schedule 13D or Schedule 13G with the SEC on or before August 18, 2005), (ii) any entity, group or person who has filed a Schedule 13D or Schedule 13G with the SEC on or before August 18, 2005 shall have acquired or proposed to acquire, whether through the acquisition of stock, the formation of a group, the grant of any option or right or otherwise (other than by virtue of the tender offer made hereby), beneficial ownership of (A) an additional 2% or more of the outstanding shares of either class of our common stock or
     (B) shares of our common stock representing 2% or more of the combined voting power of our common stock or of the voting power of either class of our common stock or (iii) any person, entity or group shall have filed a Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, reflecting an intent to acquire us or any of our shares of common stock, or made a public announcement reflecting an intent to acquire us or any of our subsidiaries or any of their respective assets or securities.

         The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition, and may be waived by us, in whole or in part, at any time prior to the expiration of the tender offer, in our sole discretion and to the extent permitted by applicable law; all conditions must be satisfied or waived prior to the expiration of the tender offer. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time prior to the expiration date of the tender offer. Any determination or judgment by us concerning the events described above will be final and binding on all parties.

7. PRICE RANGE OF COMMON STOCK UNDERLYING THE OPTIONS.

         Currently, subject to the terms of the Plans, the eligible options may be exercised to purchase shares of our class A common stock, par value $0.001 per share, but are not transferable. There is no active market for the options. The common stock issuable upon exercise of the options is listed and traded on the NYSE under the trading symbol "GBL." The following table sets forth, for the fiscal quarters indicated, the intraday high and low sales prices per share on the NYSE Composite Tape, as applicable. We paid our first dividend to class A shareholders of $0.02 per share on December 15, 2003. During 2004, we paid three quarterly dividends of $0.02 per share on June 30, 2004, September 30, 2004 and December 28, 2004. We also paid two special dividends during 2004, a $0.10 per share dividend on June 30, 2004 and a $1.00 per share dividend on November 30, 2004. During 2005, we paid a special dividend of $0.60 per share on January 18, 2005 and we paid a $0.02 per share quarterly dividend on March 28, 2005 and June 28, 2005. In addition, our Board of Directors declared a $0.02 per share quarterly dividend to be payable on September 28, 2005 and approved a 50% increase in our quarterly dividend to $0.03 per share beginning in the fourth quarter of 2005.

                                                               HIGH         LOW
Fiscal 2002:                                                   ----        -----
  First Quarter......................................         $44.45      $35.60
  Second Quarter.....................................          41.05       35.22
  Third Quarter......................................          36.65       24.40
  Fourth Quarter.....................................          33.92       27.20
Fiscal 2003:
  First Quarter......................................         $33.50      $25.60
  Second Quarter.....................................          36.24       26.25
  Third Quarter......................................          39.00       34.61
  Fourth Quarter.....................................          40.80       33.50
Fiscal 2004:
  First Quarter......................................         $45.00      $38.49
  Second Quarter.....................................          42.97       38.30
  Third Quarter......................................          43.60       37.22
  Fourth Quarter.....................................          50.50       42.55
Fiscal 2005:
  First Quarter......................................         $49.20      $43.60
  Second Quarter.....................................          46.03       38.60
  Third Quarter (through August 18, 2005)............          48.55       41.88

         On August 18, 2005, the last trading day before the date of announcement of the tender offer, the last reported sale price of the shares on the NYSE Composite Tape was $42.96. OPTION HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR OUR COMMON STOCK.

8. SOURCE AND AMOUNT OF FUNDS.

         Assuming that all outstanding eligible options are tendered in the offer, the aggregate purchase price will be $12,792,421 (excluding estimated fees and expenses).

         We intend to use available cash to fund the purchase of options tendered in the offer and to pay related fees and expenses. The tender offer is not conditioned upon the receipt of any financing.

9. CERTAIN INFORMATION CONCERNING GABELLI.

         General. Gabelli is a widely recognized provider of investment advisory services to mutual funds, institutional and high net worth investors, and investment partnerships, principally in the United States. We generally manage assets on a discretionary basis and invest in a variety of U.S. and international securities through various investment styles. Our revenues are based primarily on the firm's levels of assets under management and fees associated with our various investment products, rather than our own corporate assets. As of June 30, 2005, we had approximately $27.6 billion of assets under management, 95.9% of which were invested in equity products. We conduct our business operations through our subsidiaries. We also act as an underwriter, are a distributor of our open-end mutual funds and provide institutional research through Gabelli & Company, Inc., our broker-dealer subsidiary.

         Gabelli's assets under management are organized principally in three groups:

     1. Separate Accounts: we currently provide advisory services to a broad range of investors, including high net worth individuals, corporate pension and profit sharing plans, foundations, endowments, jointly trusteed plans and municipalities, and also serve as sub-advisor to certain other third-party investment funds which include registered investment companies. Each separate account portfolio is managed to meet the specific needs and objectives of the particular client by utilizing investment strategies and techniques within our areas of expertise.

     2. Mutual Funds: we currently provide advisory services to (i) twenty-eight funds within the Gabelli family of funds; (ii) three money market funds that comprise the Treasurer's Fund; and (iii) six mutual funds within the Westwood family of funds. The mutual funds have a long-term record of achieving high returns, relative to similar investment products.

     3. Investment Partnerships: we currently provide advisory services to limited partnerships, offshore funds, and separate accounts, and also serve as a sub-advisor to certain third-party investment funds across merger arbitrage, global and regional long/short equity, and sector focused strategies.

         Gabelli is a holding company formed in connection with our initial public offering in February 1999. GGCP, Inc. (formerly Gabelli Group Capital Partners, Inc.), which is majority owned by Mr. Mario J. Gabelli with the balance owned by our professional staff and other individuals, owns all of the outstanding shares of class B common stock of Gabelli, which represented approximately 97% of the combined voting power of the outstanding common stock and approximately 77% of the equity interest on June 30, 2005. Accordingly, Mr. Gabelli could be deemed to control Gabelli.

         Our principal executive offices are located at One Corporate Center, Rye, New York, 10580. Our telephone number is (914) 921-3700.

         Certain Financial Information. We incorporate by reference the financial statements and notes thereto on pages F-2 through F-22 of our Annual Report on Form 10-K for the year ended December 31, 2004, the unaudited financial statements and notes thereto on pages 3 through 10 of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and the unaudited financial statements and notes thereto on pages 3 through 11 of our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

         Additional Information. We are subject to the information requirements of the Exchange Act, and in accordance therewith file periodic reports, proxy statements and other information relating to our business, financial condition and other matters. We are required to disclose in such proxy statements certain information, as of particular dates, concerning our directors and executive officers, their compensation, stock options granted to them, the principal holders of our securities and any material interest of such persons in transactions with us. Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which includes additional information with respect to the tender offer. Such material and other information may be inspected at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can also be obtained by mail, upon payment of the SEC's customary charges, by writing to the Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and documents incorporated by reference. These reports, statements and other information concerning Gabelli can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

         Incorporation by Reference. The rules of the SEC allow us to "incorporate by reference" information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. We incorporate by reference each of the following documents:

         GABELLI'S SEC FILINGS                   PERIOD
         ---------------------                   ------

         Annual Report on Form 10-K..............Year ended December 31, 2004

         Quarterly Report on Form 10-Q...........Quarter ended March 31, 2005

         Quarterly Report on Form 10-Q...........Quarter ended June 30, 2005

         Current Report on Form 8-K..............Filed on January 31, 2003

         Current Report on Form 8-K..............Filed on April 28, 2005

         Current Report on Form 8-K..............Filed on June 15, 2005

         Current Report on Form 8-K..............Filed on July 21, 2005

         Proxy Statement.........................Filed on April 25, 2005

         We urge you to review our Annual Report on Form 10-K for the year ended December 31, 2004 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005.

         All documents we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Offer to Purchase and prior to the expiration of the tender offer shall also be deemed to be incorporated by reference into this Offer to Purchase and to be a part hereof from the date of filing of such documents. Any statement herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Offer to Purchase to the extent that a statement contained in any subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

         You can obtain any of the documents incorporated by reference in this document from us or from the SEC's web site at the address described above. Documents incorporated by reference are available from us without charge, excluding any exhibits to those documents. You can obtain documents incorporated by reference in this Offer to Purchase by requesting them in writing or by telephone from us by contacting Michael R. Anastasio, Jr., Vice President and Chief Financial Officer, at One Corporate Center, Rye, New York 10580, telephone number (914) 921-3700. Please be sure to include your complete name and address in your request. If you request any incorporated documents, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

10. INTEREST OF DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

         Our executive officers and directors are eligible to participate in this tender offer on the same terms as other employees. A list of our directors and executive officers as well as details related to their outstanding eligible options as of August 18, 2005, is attached to this Offer to Purchase as Schedule
I. As of August 18, 2005, our directors and executive officers as a group beneficially owned eligible options to purchase a total of 225,750 shares of our common stock, which represented approximately 30% of the eligible options outstanding under the 1999 and 2002 Stock Award and Incentive Plans as of that date.

         Please see our definitive proxy statement for our 2005 Annual Meeting of Shareholders, filed with the SEC on April 25, 2005, for information regarding the amount of our securities beneficially owned by our executive officers and directors.

         In connection with management's and the board of directors' policy of repurchasing shares of our common stock, we made the following purchases during the 60 days prior to the date of this tender offer: (i) 10,100 shares on June 20, 2005 for a purchase price of $43.80 per share, (ii) 4,100 shares on June 24, 2005 for a purchase price of $43.76 per share, (iii) 3,300 shares on August 17, 2005 for a purchase price of $42.91 per share and (iv) 6,600 shares on August 18, 2005 for a purchase price of $42.72 per share. To the best of our knowledge, none of our directors or executive officers, nor any affiliates of any of the foregoing, had any transactions involving the options or the common stock issuable upon the exercise of such options during the 60 days prior to the date of this tender offer.

         Except as otherwise described herein or as described in our most recent proxy statement, neither we, nor to the best of our knowledge, any of our directors or executive officers, nor any affiliates of any of the foregoing, is a party to any agreement, arrangement or understanding with any other person relating, directly or indirectly, to the tender offer or with respect to any of our securities, including, but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

11. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

         We are not aware of any license or regulatory permit that appears material to our business that might be adversely affected by our purchase of options as contemplated by the tender offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for the purchase of options by us as contemplated by the tender offer. Should any such approval or other action be required, we presently contemplate that we will seek that approval or other action, but we have no current intention to delay the purchase of options tendered pursuant to the tender offer pending the outcome of any such matter, subject to our right to decline to purchase options if any of the conditions in Section 6 have not been satisfied or waived. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for options tendered under the tender offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition. Our obligations under the tender offer to accept for payment and pay for options are subject to conditions. See Section 6.

12. FEDERAL INCOME TAX CONSIDERATIONS

         The following summary of certain federal income tax consequences to both tendering and non-tendering eligible holders is based on the Internal Revenue Code of 1986, as amended to date, applicable proposed and final Treasury Regulations, judicial authority and current administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis.

         This tax discussion is included for general information only. The tax consequences of participating or not participating in this tender offer may vary depending upon, among other things, the particular circumstances of the tendering or non-tendering holders. No information is provided in this discussion regarding any state, local or foreign tax consequences of participating or not participating in this tender offer. Eligible holders are urged to consult their own tax advisors to determine the particular federal, state, local and foreign tax consequences to them.

         Consequences to Tendering Option Holders. The cash paid to option holders who tender options for purchase will be taxed to them as ordinary compensation income in the year received. This income will be subject to withholding of income, FICA (as appropriate) and Medicare taxes and other applicable employment taxes. To the extent that a tendering option holder recognizes ordinary income, we will generally be entitled to a corresponding federal income tax deduction.

         Consequences to Non-Tendering Option Holders. The tax treatment with respect to those eligible options that you choose not to tender, or that are tendered but are not accepted for purchase and cancellation, and that will therefore remain outstanding, is as follows: When you exercise an option to purchase shares of our common stock, you will have taxable compensation income in an amount equal to the fair market value of the shares of common stock at the time of exercise less the amount that you paid for the shares. This income will be subject to withholding of income, FICA (as appropriate) and Medicare taxes and other applicable employment taxes. To the extent that a non-tendering option holder recognizes ordinary income, we will generally be entitled to a corresponding federal income tax deduction. When you sell the shares of common stock held as capital assets acquired through the exercise of an option at a later date, you will recognize capital gain or loss in an amount equal to the difference between the amount that you receive from the sale and your "tax basis" in the shares (i.e., the amount you paid for the shares, plus the amount of taxable income that you recognized when you exercised the option). The applicable capital gain tax rate will depend on the length of time you hold the shares and other factors.

13. ACCOUNTING TREATMENT OF THE OFFER.

         If consummated and all outstanding options to purchase shares are tendered, the offer will likely result in a reduction of stockholders' equity in the amount of approximately $12.8 million which represents the cash amount paid to eligible option holders. However, in the event that the fair value of any of the options tendered, valued on the expiration date, is less than such option purchase price, then the difference would be recorded as additional compensation expense lowering the reduction of stockholders' equity.

14. EXTENSION OF THE TENDER OFFER; TERMINATION; AMENDMENT.

         We expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether or not any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to extend the period of time during which the tender offer is open and thereby delay acceptance for payment of, and payment for, any options by giving oral or written notice of such extension to the depositary and making a public announcement of such extension. We also expressly reserve the right, in our sole discretion, to terminate the tender offer and not accept for payment or pay for any options not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for options upon the occurrence of any of the conditions specified in Section 6 hereof by giving oral or written notice of such termination or postponement to the depositary and making a public announcement of such termination or postponement. Our reservation of the right to delay payment for options which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that Gabelli must pay the consideration offered or return the options tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in Section 6 shall have occurred or shall be deemed by us to have occurred, to amend the tender offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the tender offer to holders of options or by decreasing or increasing the number of options being sought in the tender offer.

         Amendments to the tender offer may be made at any time and from time to time effected by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced expiration date. Any public announcement made under the tender offer will be disseminated promptly to option holders in a manner reasonably designed to inform option holders of such change.

         If we materially change the terms of the tender offer or the information concerning the tender offer, we will extend the tender offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(1) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of such terms or information. If (1) we increase or decrease the price to be paid for options or increase or decrease the number of options being sought in the tender offer and (2) the tender offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that such notice of an increase or decrease is first published, sent or given to security holders in the manner specified in this Section 14, the tender offer will be extended until the expiration of such period of ten business days.

15. FEES AND EXPENSES.

         No fees or commissions will be payable by us to brokers, dealers, commercial banks or trust companies for soliciting tenders of options under the tender offer. Option holders will not have to pay any fees or commissions for tendering their options if tendered pursuant to the terms and condition of the tender offer.

16. MISCELLANEOUS.

         We are not aware of any jurisdiction where the making of the tender offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the tender offer or the acceptance of options pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the tender offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of options in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the tender offer to be made by a licensed broker or dealer, the tender offer shall be deemed to be made on behalf of Gabelli by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

         Pursuant to Rule 13e-4(c)(2) under the Exchange Act, we have filed with the SEC an Issuer Tender Offer Statement on Schedule TO which contains additional information with respect to the tender offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth in Section 9 with respect to information concerning us.

         YOU SHOULD READ ONLY THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. GABELLI HAS NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON BEHALF OF GABELLI AS TO WHETHER YOU SHOULD TENDER OR REFRAIN FROM TENDERING YOUR OPTIONS IN THE TENDER OFFER. GABELLI HAS NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL. IF GIVEN OR MADE, ANY RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY GABELLI.


                          GABELLI ASSET MANAGEMENT INC.

                                 August 19, 2005


                                                                                                Schedule I

                           INTERESTS OF DIRECTORS AND EXECUTIVE OFFICERS
                           ---------------------------------------------

Name and Address*            Position and Offices Held        Eligible Options           Percentage of
                                                             Beneficially Owned       Outstanding Eligible
                                                                                           Options**
Mario J. Gabelli             Chairman of the Board,
                             Chief Executive Officer
                             and Chief Investment
                             Officer - Value Products                0                        0.0%

Bruce N. Alpert              Executive Vice President
                             and Chief Operating
                             Officer of Gabelli Funds,             27,500                     3.7%
                             LLC

Douglas R. Jamieson          President and Chief
                             Operating Officer                     30,500                     4.1%

James E. McKee               Vice President, General
                             Counsel and Secretary                 40,000                     5.3%

Henry G. Van der Eb          Senior Vice President                 35,000                     4.7%

Michael R. Anastasio         Vice President and Chief
                             Financial Officer                     20,000                     2.7%

Edwin L. Artzt               Director                              10,000                     1.3%

Raymond C. Avansino          Director                              10,000                     1.3%

John C. Ferrara              Director                              10,000                     1.3%

John D. Gabelli              Director                              2,750                      0.4%

Alan C. Heuberger            Director                                0                        0.0%

Karl Otto Pohl               Director                              10,000                     1.3%

Robert S. Prather            Director                              10,000                     1.3%

Frederic V. Salerno          Director                              10,000                     1.3%

Vincent S. Tese              Director                              10,000                     1.3%


*  The business address for each of our executive officers and directors is: c/o Gabelli Asset
   Management Inc., One Corporate Center, Rye, New York 10580, telephone: (914) 921-3700.

** Calculated based on 752,100 total eligible options outstanding.

                          Gabelli Asset Management Inc.

                           OFFER TO PURCHASE FOR CASH

           CERTAIN OPTIONS TO PURCHASE SHARES OF CLASS A COMMON STOCK GRANTED UNDER THE 1999 AND 2002 STOCK AWARD AND INCENTIVE PLANS


The Letter of Transmittal and any other required documents should be sent or delivered by each option holder at the addresses set forth below. Any questions or requests for assistance may be directed to Michael R. Anastasio, Jr. at the telephone number and address set forth below. Requests for additional copies of this Offer to Purchase and the related Letter of Transmittal may also be directed to Mr. Anastasio at the telephone number and address set forth below.

                            Michael R. Anastasio, Jr.
                   Vice President and Chief Financial Officer
                          Gabelli Asset Management Inc.
                    One Corporate Center, Rye, New York 10580
                            Telephone: (914) 921-3700
                            Facsimile: (914) 921-5117




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